Exhibit (d)(4)

TENDER SUPPORT AGREEMENT

This TENDER SUPPORT AGREEMENT (this “Agreement”), dated as of September 27, 2014, is entered into by and among Encana Corporation, a Canadian corporation (“Parent”), Alenco Acquisition Company Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), and the individual set forth on Schedule A (“Stockholder”).

WHEREAS, as of the date hereof, Stockholder is the holder of the number of shares of common stock, par value $0.01 per share (“Common Stock”), of the Company set forth opposite Stockholder’s name on Schedule A (all such shares set forth on Schedule A, together with any shares of Common Stock of the Company that are hereafter issued to or otherwise acquired by Stockholder, or for which Stockholder otherwise becomes the record or beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act), prior to the termination of this Agreement being referred to herein as the “Subject Shares”);

WHEREAS, Parent, Acquisition Sub and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for Acquisition Sub to commence a tender offer for all of the issued and outstanding shares of Common Stock of the Company (the “Offer”) and for the merger of Acquisition Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that Stockholder, and as an inducement and in consideration therefor, Stockholder (in Stockholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO TENDER

1.1. Agreement to Tender. Unless this Agreement shall have been terminated pursuant to Section 5.2, Stockholder shall validly tender or cause to be tendered in the Offer all of the Subject Shares pursuant to and in accordance with the terms of the Offer as promptly as practicable after receipt by Stockholder of all documents or instruments required to be delivered pursuant to the terms of the Offer (but in any event no later than the tenth (10th) Business Day following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer). Stockholder agrees that, once the Subject Shares are tendered, Stockholder will not withdraw any of the Subject Shares from the Offer, unless and until (A) the Offer shall have been terminated by Acquisition Sub in accordance with the terms of the Merger Agreement or (B) this Agreement shall have been terminated pursuant to Section 5.2; provided, however, that

Stockholder shall not have any obligation under this Section 1.1 to tender any Subject Shares into the Offer if that tender could cause Stockholder to incur liability under Section 16(b) of the Exchange Act.

ARTICLE II

VOTING AGREEMENT

2.1. Voting of Subject Shares. Unless this Agreement shall have been terminated pursuant to Section 5.2, at every meeting of the holders of Company Common Stock (the “Company Stockholders”), however called, and at every adjournment or postponement thereof, Stockholder shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) and to vote Stockholder’s Subject Shares (to the extent not purchased in the Offer) (a) in favor of (i) adoption of the Merger Agreement, (ii) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held or (iii) any other matter considered at any such meeting of the Company Stockholders which the Company Board has (A) determined is necessary for the consummation of the Merger, (B) disclosed such determination in the Schedule 14D-9 or other written materials distributed to all stockholders of the Company and (C) recommended that the stockholders of the Company adopt; and (b) against (i) any amendment to the Company’s certificate of incorporation or bylaws or any other proposal which would in any material respect impede, interfere with or prevent the consummation of the Offer or the Merger, (ii) any Acquisition Proposal or (iii) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Stockholder under this Agreement.

2.2. No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, unless this Agreement shall have been terminated pursuant to Section 5.2, Stockholder shall not, directly or indirectly, (a) create or permit to exist any Lien on any Subject Shares, other than restrictions imposed by Applicable Law or pursuant to this Agreement or any risk of forfeiture with respect to any shares of Common Stock granted to Stockholder under an employee benefit plan of the Company, (b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of (collectively, “Transfer”), or enter into any contract with respect to any Transfer of the Subject Shares or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares, (d) deposit or permit the deposit of the Subject Shares into a voting trust or enter into a tender, support, voting or similar agreement or arrangement with respect to the Subject Shares, (e) tender the Subject Shares to any tender offer other than the Offer or (f) otherwise take any action with respect to any of the Subject Shares that would restrict, limit or interfere with the performance of any of Stockholder’s obligations under this Agreement. Notwithstanding the foregoing, Stockholder may make Transfers of Subject Shares (i) by will, (ii) by operation of law, (iii) for estate planning purposes, (iv) for charitable purposes or as charitable gifts or donations or (v) to any of its Affiliates, in which case the Subject Shares shall continue to be bound by this Agreement and provided that each transferee agrees in writing to be bound by the terms and conditions of this Agreement. For the avoidance of doubt, if Stockholder is not an individual, nothing in this Agreement shall restrict any direct or indirect Transfers of any equity interests in Stockholder.

2.3. No Exercise of Appraisal Rights. Stockholder hereby agrees not to exercise any appraisal rights in respect of Stockholder’s Subject Shares that may arise with respect to the Merger.

2.4. Documentation and Information. Stockholder shall permit and hereby authorizes Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document in connection with the Offer or the Merger and any transactions contemplated by the Merger Agreement, Stockholder’s identity and ownership of the Subject Shares and the nature of Stockholder’s commitments and obligations under this Agreement.

2.5. Stop Transfer Order; Legends. Stockholder hereby agrees that it will not request that the Company register the Transfer of any certificate or uncertificated interest representing any of the Subject Shares, unless such Transfer is made in compliance with this Agreement. In furtherance of this Agreement, concurrently herewith, Stockholder shall, and hereby does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting and transfer of such shares). The parties hereto agree that such stop transfer order shall be removed and shall be of no further force and effect upon the termination of this Agreement pursuant to Section 5.2.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents and warrants to Parent and Acquisition Sub that:

3.1. Authorization; Binding Agreement. Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder and to consummate the transactions contemplated hereby. Stockholder has full power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by Stockholder, and constitutes a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, the relief of debtors, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights and (b) rules of law governing specific performance, injunctive relief and other equitable remedies (the “Enforceability Exceptions”).

3.2. Non-Contravention. The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of its obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby will not (a) violate any laws applicable to Stockholder or the Subject Shares, or (b) except as may be required by the Securities Act, the Exchange Act or other applicable securities laws, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, constitute a breach of or default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Liens (except pursuant to this Agreement itself) on any of the Subject Shares pursuant to, any Contract or other instrument binding on Stockholder or the Subject Shares or any Applicable Law, except, in each case, for matters that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the consummation by Stockholder of the transactions contemplated by this Agreement.

3.3. Ownership of Subject Shares; Total Shares. Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Subject Shares and has good and marketable title to the Subject Shares free and clear of any Lien (including any restriction on the right to vote or otherwise transfer the Subject Shares), except as (a) provided hereunder, (b) pursuant to any applicable restrictions on transfer under the Securities Act, and (c) subject to any risk of forfeiture with respect to any shares of Common Stock granted to Stockholder under an employee benefit plan of the Company. The Subject Shares listed on Schedule A opposite Stockholder’s name constitute all of the shares of Common Stock of the Company owned by Stockholder as of the date hereof. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.

3.4. Voting Power. Stockholder has full voting power, with respect to Stockholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of Stockholder’s Subject Shares. None of Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares, except as provided hereunder.

3.5. Reliance. Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of Stockholder’s own choosing. Stockholder understands and acknowledges that Parent and Acquisition Sub are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

3.6. Absence of Litigation. With respect to Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Stockholder, threatened against, Stockholder or any of Stockholder’s properties or assets (including the Subject Shares) that could reasonably be expected to prevent, delay or impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Each of Parent and Acquisition Sub represents and warrants to Stockholder that:

4.1. Organization; Authorization. Each of Parent and Acquisition Sub is a corporation duly incorporated, validly existing and, where such concept is recognized, in good standing under the laws of the jurisdiction of its incorporation. The consummation of the transactions contemplated hereby are within Parent’s and Acquisition Sub’s respective corporate powers and have been duly authorized by all necessary corporate actions on the part of Parent and Acquisition Sub. Each of Parent and Acquisition Sub has full power and authority to execute, deliver and perform this Agreement.

4.2. Non-Contravention. The execution and delivery of this Agreement by each of Parent and Acquisition Sub does not, and the performance by Parent and Acquisition Sub of their obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby will not (a) violate any laws applicable to Parent or Acquisition Sub or by which Parent or Acquisition Sub or any of their respective properties is bound, (b) except as set forth in the Merger Agreement, require any consent, approval, order, authorization or other action by, or filing with or notice to, any Person (including any Governmental Authority) under, constitute a breach of or default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Liens on Parent or Acquisition Sub or any of their respective properties, pursuant to any Contract or other instrument binding on Parent or Acquisition Sub or by which they or their respective properties is bound, or any Applicable Law or (c) violate any provision of Parent’s or Acquisition Sub’s respective organizational or formation documents, except, in each case, for matters that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the consummation by Parent or Acquisition Sub of the transactions contemplated by this Agreement.

4.3. Binding Agreement. This Agreement has been duly authorized, executed and delivered by each of Parent and Acquisition Sub and constitutes a valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

ARTICLE V

MISCELLANEOUS

5.1. Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered in person, (b) upon confirmation of receipt, when transmitted by facsimile or email, (c) on receipt, after dispatch by registered or certified mail, postage prepaid, or (d) on the next Business Day, if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows: (i) if to Parent or Acquisition Sub, in accordance with the provisions of the Merger Agreement, and (ii) if to Stockholder, to Stockholder’s address, facsimile number or email address set forth on a signature page hereto, or to such other address, facsimile number or email address as Stockholder may hereafter specify in writing to Parent for the purpose by notice to Parent or Acquisition Sub.

5.2. Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms unless the Merger Agreement is terminated prior to January 31, 2015, in which case January 31, 2015, (b) the Effective Time and (c) the date of any amendment to the Merger Agreement that reduces the amount, or changes the form, of consideration payable to stockholders of the Company pursuant to the Merger Agreement. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any party from liability for any fraud or willful and material breach of this Agreement prior to termination hereof, and (y) the provisions of this Article V shall survive any termination of this Agreement.

5.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.4. Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent and Acquisition Sub may transfer or assign their rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided, however, that such transfer or assignment shall not relieve Parent or Acquisition Sub of any of its respective obligations hereunder. Any purported assignment in violation of this Section 5.5 shall be void.

5.5. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and irrevocably waives, to the fullest extent permitted by Applicable Law, and covenants not to assert or plead any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED

HEREBY OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

5.6. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic mail transmission (including in portable document format (pdf) or otherwise) or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

5.7. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to its subject matter.

5.8. Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

5.9. Specific Performance. The parties hereto agree that Parent and Acquisition Sub would be irreparably damaged if for any reason Stockholder fails to perform any of its obligations under this Agreement and that Parent may not have an adequate remedy at law for money damages in such event. Accordingly, Parent and Acquisition Sub shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Delaware Court, in addition to any other remedy to which they are entitled at law or in equity, in each case without posting bond or other security, and without the necessity of proving actual damages.

5.10. Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

5.11. No Presumption. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

5.12. Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Law to perform their respective obligations as expressly set forth under this Agreement.

5.13. Interpretation. Each capitalized term that is used but not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement. Unless the context otherwise requires, as used in this Agreement: (a) the words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the use of the word “or” shall not be exclusive unless expressly indicated otherwise; (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import; (d) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, (e) words denoting either gender shall include both genders as the context requires; (f) where a word or phrase is defined herein or in the Merger Agreement, each of its other grammatical forms shall have a corresponding meaning; (g) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement; (h) time is of the essence with respect to the performance of this Agreement; (i) the word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns; (j) a reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation; and (k) the word “will” shall be construed to have the same meaning and effect as the word “shall.”

5.14. Capacity as Stockholder. Stockholder signs this Agreement solely in Stockholder’s capacity as a Stockholder of the Company, and not in Stockholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries. Nothing herein shall in any way restrict a director or officer of the Company (including, for the avoidance of doubt, any director nominated by Stockholder) in the exercise of his or her fiduciary duties as a director or officer of the Company or prevent or be construed to create any obligation on the part of any director or officer of the Company (including, for the avoidance of doubt, any director nominated by Stockholder) from taking any action in his or her capacity as such director or officer of the Company.

5.15. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Merger Agreement is executed by all parties thereto and (b) this Agreement is executed by all parties hereto.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

ENCANA CORPORATION

By:
Name:
Title:

ALENCO ACQUISITION COMPANY INC.

By:
Name:
Title:

[Signature Page to Tender Support Agreement]

[STOCKHOLDER]

By:
Name:
Title:

Address:

Facsimile No.

Email:

[Signature Page to Tender Support Agreement]